SUB-ADVISORY AGREEMENT

DBX ADVISORS LLC

60 Wall Street

New York, New York 10005

Deutsche Investment Management Americas Inc.

One Beacon Street

Boston, MA 02108

AGREEMENT made this 25th day of March, 2013, as revised July 25, 2013, between DBX ADVISORS LLC (“us” or “we”) and Deutsche Investment Management Americas Inc. (“you” or “your”).

Whereas, we have entered into an Investment Advisory Agreement with DBX ETF Trust (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a statutory trust under the laws of the State of Delaware, on behalf of each Fund listed on Schedule A (each, a “Fund,” together, the “Funds”), as it may be amended from time to time, pursuant to which we act as adviser to the Funds;

Whereas, the Investment Advisory Agreement contemplates that we may appoint a sub-adviser to perform certain services relating to the management of the investment operations of each Fund and the you are willing to render such investment sub-advisory services to each Fund, we hereby agree with you as follows for the duration of this Agreement:

1. You agree to furnish to us such information, investment recommendations, advice and assistance as we shall from time to time reasonably request. In carrying out your investment advisory duties hereunder, you will comply with the objectives, guidelines and restrictions as may be agreed upon by the parties in writing from time to time, and also with the investment restrictions outlined in the Fund’s then current Prospectus and Statement of Additional Information contained in the Fund’s registration statement on Form N-1A filed with the United States Securities and Exchange Commission (the “Prospectus and SAI”), as the same may be amended from time to time. As part of the services you will provide hereunder, you will designate the identity and weighting of the securities (and amount of cash, if any) to be accepted in exchange for creation units of each Fund or that will be applicable that day to redemption requests received by the Fund. In accordance with procedures and methods established by the Board, which may be amended from time to time (the Valuation Procedures”), and in conjunction with us, you will promptly notify us and the Fund’s fund accounting agent if you become aware of an event that could affect the pricing of all or any portion of each Fund’s portfolio. You will also provide assistance, at the request of the appropriate party and pursuant to the Valuation Procedures, in determining the fair value, from time to time, of a specific security or other investment/asset in each Fund for which market prices are not readily available, it being understood that you will not be solely responsible for determining the value of any such security. You shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

2. We are hereby delegating to you all of the day-to-day management obligations related to each Fund. In consideration of services rendered pursuant to this agreement, we will pay to you, out of the advisory fee we receive from each Fund and only to the extent thereof, a fee at the annual rate set forth in Schedule A. If we waive receipt of all or a portion of the management fee we are entitled to receive from the Fund, the fee payable to you pursuant to this Agreement shall be reduced by the your pro-rata portion of the amount which we shall have waived based on the proportion that the fee payable to you bears to the fee payable to us pursuant to the Advisory Agreement. We agree to notify you in advance of any such waiver.

We agree to make such payments to you by wire transfer or check, at your option. We further agree to make each such monthly payment within the ten (10) days next following the day of our receipt of our monthly fee from the Fund.

We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Funds, to further the development of your ability to provide the services contemplated by Section 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We may from time to time furnish you with informal memoranda reflecting our understanding of our working procedures with you, which will be agreed to by each of us and may be revised as you work with us pursuant to this Agreement. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, or that has been stamped or otherwise clearly indicated by you as being confidential. Prior to the launch of a Fund and upon future requests by you, we will provide you with current copies of the Declaration of Trust, By-Laws, Prospectus and SAI, any order or no-action letter of the SEC governing the operation of the Fund, Compliance Manual, Valuation Procedures, and other relevant policies and procedures that are adopted by the Board. We undertake to provide you with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned documents.

You agree to treat each Fund’s portfolio holdings as confidential information in accordance with the Fund’s Policy Regarding Disclosure of Portfolio Holdings, as such policy may be amended from time to time, and to prohibit your employees from trading on any such confidential information. We agree that we will notify you of any change to the Funds’ Policy Regarding Disclosure of Portfolio Holdings.

3. You agree that you will not make a short sale of any capital stock of the Funds, or purchase any share of the capital stock of the Funds otherwise than for investment.

4. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Section 1 hereof.

5. Nothing herein shall be construed as constituting you an agent of us or of the Funds.

6. You represent and warrant that you are registered as an investment advisor under the U.S. Advisers Act. You agree to maintain such registration in effect during the term of this Agreement.

7. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of a Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the 1940 Act, as amended, and all other applicable laws and regulations.

8. You will select brokers and dealers to effect all Fund transactions subject to the conditions set forth herein. You will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. You are directed at all times to seek to execute transactions for each Fund (i) in accordance with any written policies, practices or procedures that may be established by the Board or the us from time to time and which have been provided to you, (ii) as described in the Fund’s Prospectus and SAI, and (iii) in accordance with applicable federal and state laws and regulations. In placing any orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, you will use your best efforts to seek to obtain for the Fund “best execution”, considering all of the circumstances, and will maintain records adequate to demonstrate compliance with this requirement; provided, however, that in certain circumstances you may not obtain the lowest commission or best net price for the Fund on any particular transaction, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In no instance will Fund securities be purchased from or sold to you, or any affiliated person thereof, except in accordance with the 1940 Act, the Advisers Act and the rules under each, and all other federal and state laws and regulations applicable to the Company and the Fund.

9. You will, unless and until otherwise directed by the us or the Board and consistent with seeking the best interest of the Funds, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including but not limited to: voting proxies in accordance with the Fund’s then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; and exercising rights in the context of a bankruptcy or other reorganization. Unless we or the Board gives written instructions to the contrary, you will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the your proxy voting guidelines, a copy of which has been provided to the us. Additionally, you shall provide reasonable assistance to us in connection with our preparation and filing with the SEC of the Annual Report of Proxy Voting Record of Registered Management Investment Company on Form N-PX. We shall instruct each Fund’s custodian to forward promptly to you or your third party proxy service provider, as indicated by you from time to time, receipt of proxy material, and shall instruct the Fund’s custodian to follow your instructions concerning the same. You shall not be responsible for voting proxies or for responding to any shareholder actions not timely received by you.

10. You will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and will file, or have an affiliate file on your behalf, with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

11. You agree that you will not consult with any other sub-adviser engaged by us with respect to transactions in securities or other assets concerning the Funds or another fund advised by us, except to the extent such consultation is made with respect to the Fund(s) with another affiliated adviser, or to the extent permitted under the 1940 Act.

12. We agree that you may rely on information reasonably believed by you to be accurate and reliable. We further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement. We acknowledge and agree that we are responsible for all of your acts and omissions in performing the services under this Agreement.

13. This Agreement shall remain in effect until March 25, 2015 and shall continue in effect thereafter, but only so long as such continuance is specifically approved with respect to each Fund at least annually by the affirmative vote of (i) a majority of the members of the Fund’s Board who are not interested persons, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund’s Board or the holders of a majority of the outstanding voting securities of the respective Fund. This Agreement may nevertheless be terminated at any time with respect to a Fund, without penalty, by the Fund’s Board or by vote of holders of a majority of the outstanding voting securities of the respective Fund, upon 60 days’ written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 15 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days’ written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Sub-Advisory Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business under the 1940 Act, by the rules thereunder, or exemptive relief and/or no-action relief given by thereunder by the Securities and Exchange Commission (“SEC”) or its staff, shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

14. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment is specifically approved by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund (to the extent required by applicable law, rules or regulations (including exemptive relief or no-action relief granted by the SEC or its staff)); and (ii) a majority of the members of the Fund’s Board of Trustees who are not interested persons, you or us, cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Fund if a majority of the outstanding voting securities of the respective Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other fund affected by the amendment or (b) all of the portfolios of the Fund.

15. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

Addressed

If to DBX Advisors, to:

DBX Advisors

60 Wall Street

New York, NY 10005

Attention: Alex Depetris

If to Deutsche Investment Management Americas, Inc., to:

Deutsche Investment Management Americas, Inc.

One Beacon Street

Boston, MA 02108

Attn: John Millette

or to such other address as to which the recipient shall have informed the other party.

Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

16. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by rule, regulation, order, or interpretation of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

17. Upon execution of this Agreement, you shall provide us with your written policies and procedures, or summaries thereof (“Compliance Policies”), that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act, and as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, you shall submit to us: (i) no less frequently than annually any material changes (or summaries thereof) to the Compliance Policies, (ii) no less frequently than the next regular report us, notification of any litigation or investigation that, in your reasonable determination, would have a material impact on your ability to perform your obligations under this Agreement, and (iii) no less frequently than the next regular report to us, notification of any material compliance matter that, in your reasonable determination, relates to the services provided by you to the Fund, including but not limited to any material violation of the Compliance Policies, the commencement or results of any regulatory examination conducted, or periodic testing of the Compliance Policies, provided that any such notification and/or disclosure required herein is not prohibited by applicable law. Throughout the term of this Agreement, you shall provide us with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by us) that we may reasonably request to enable the Fund to comply with Rule 38a-1 under the 1940 Act, provided, however, that the provision of such certifications, information and access is not prohibited by applicable law.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

DBX ADVISORS LLC

By:
Name:	Martin Kremenstein
Title:	Chief Executive Officer

By:
Name:	Alex Depetris
Title:	Chief Operating Officer

The foregoing agreement is hereby accepted as of the date first above written.

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

By:
Name:
Title:

By:
Name:
Title:

Schedule A

to the

Sub-Advisory Agreement

between

DBX ADVISORS LLC

and

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.

Fund	Fee as a % of Average Daily Net Assets
db X-trackers Municipal Infrastructure Revenue Fund	0.05%
db X-trackers Solactive Subordinated Debt Fund	0.09%

As revised July 25, 2013